Exhibit 5.2

postal address	P.O. Box 71170 1008 BD AMSTERDAM

office address	Forum Fred. Roeskestraat 100 1076 ED AMSTERDAM The Netherlands

internet	www.loyensloeff.com

To:

Each of the parties listed on Schedule I attached

SENSATA TECHNOLOGIES B.V.

€141,000,000 11,25% SENIOR SUBORDINATED NOTES DUE 2014

Privileged

Amsterdam, 4 March 2009

Ladies and Gentlemen,

You have requested us, the undersigned, as special counsel on certain matters of Dutch law to Sensata Technologies B.V. (the “Company”), a private company with limited liability under Dutch law, to render an opinion in connection with the filing of a S-4 Registration Statement (the “Registration Statement”) by the Company and the Guarantors (as defined below) in connection with the issue by the Company of $141,000,000 11.25% senior subordinated notes due 2014 (the “Senior Subordinated Notes”) guaranteed, inter alia, by Sensata Technologies Holding Company U.S. B.V., Sensata Technologies Holland B.V. and Sensata Technologies Holding Company Mexico B.V. (together referred to as the “Guarantors”).

Capitalised terms used but not otherwise defined herein are used as defined in the Opinion Documents and Schedule II and Schedule III hereto. Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Articles” means, collectively, the Company Articles, the June 2007 ANT Articles, the Sensata US Articles, the Sensata Holland Articles and the Sensata Mexico Articles;

“Board Resolutions” means, collectively, the Company Board Resolution, Sensata US Board Resolution, Sensata Holland Board Resolution and Sensata Mexico Board Resolution;

“Excerpts” means, collectively, the Company Excerpt, the September 2008 ANT Excerpt, the February 2009 ANT Excerpt, the Sensata US Excerpt, the Sensata Holland Excerpt and the Sensata Mexico Excerpt;

“Exchange Notes” means, the exchange notes as defined in the Opinion Documents;

“Management Boards” means, collectively, the Company Board, the Sensata US Board, the Sensata Holland Board and the Sensata Mexico Board;

“Offering Memorandum” means the offering memorandum dated 23 July 2008, prepared in connection with the issue of the Senior Subordinated Notes;

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 20 October 2006 under number 90/2006.

amsterdam         •         antwerp         •         arnhem         •         brussels         •         eindhoven         •         luxembourg         •         rotterdam         •         aruba

curacao        •        dubai        •        frankfurt         •        geneva        •        london         •        new york        •        paris        •         singapore        •        tokyo        •         zurich

1/11

“Opinion Documents” means the documents listed in Schedule II hereto, to the extent the Company and/or the Guarantors are a party thereto;

“Powers of Attorney” means, collectively, the Company Power of Attorney, the Sensata US Power of Attorney, the Sensata Holland Power of Attorney, and the Sensata Mexico Power of Attorney;

“Resolutions” means, collectively, the Board Resolutions, the Company Shareholders’ Resolution, the Sensata US Shareholders’ Resolution, the Sensata Holland Shareholders’ Resolution and the Sensata Mexico Shareholders’ Resolution; and

“Shareholders Meetings” means, collectively, the Company Shareholders Meeting, the Sensata US Shareholders Meeting, the Sensata Holland Shareholders Meeting and the Sensata Mexico Shareholders Meeting.

In rendering this opinion, we have examined and relied upon executed copies of the Opinion Documents, an electronically submitted copy of the Offering Memorandum, and upon the following documents:

(1)	the Excerpts;

(2)	the Articles;

(3)	the Resolutions; and

(4)	the Works Council Advice.

For the purpose of the opinions expressed herein, we have assumed:

(i)	the genuineness of all signatures;

(ii)	the authenticity of all agreements, certificates, instruments and other documents submitted to us as originals;

(iii)	the conformity to the originals of all agreements, certificates, instruments and other documents submitted to us as copies;

(iv)	that the information recorded in the Excerpts (other than in respect of certain information provided in the September 2008 ANT Excerpt which has been amended as appears from the February 2009 ANT Excerpt) is true, accurate and complete as of the date of the Resolutions, the date of the Opinion Documents and the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Trade Register (as defined below) confirming that no changes were registered after the date of the Excerpts);

(v)	that the Opinion Documents have not been amended, supplemented, terminated, rescinded, nullified or declared null and void;

(vi)	that the Company, ANT, Sensata Holland, Sensata Mexico and Sensata US have been duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law;

(vii)	that none of the Company, ANT and the Guarantors has been dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May

2/11

2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”), listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpts, (b) information obtained by telephone today from (i) the bankruptcy clerk’s office (faillissementsgriffie) of the court in Almelo and Amsterdam, the Netherlands and (ii) online from the international bankruptcy clerk’s office (internationale faillissementsgriffie) of the court in The Hague, the Netherlands);

(viii)	that the respective Articles are the articles of association (statuten) of each of the Company and the respective Guarantors in force on the date of the Resolutions, the date of the Opinion Documents and the date hereof (although not constituting conclusive evidence thereof our assumption is supported by the contents of the respective Excerpts (other than the September 2008 ANT Excerpt and the February 2009 ANT Excerpt));

(ix)	that the June 2007 ANT Articles are the articles of association (statuten) of ANT in force on the date of the Resolutions and the date of the Opinion Documents (although not constituting conclusive evidence thereof our assumption is supported by the contents of the September 2008 ANT Excerpt);

(x)	that the September 2009 ANT Articles are the articles of association (statuten) of ANT in force on the date hereof (although not constituting conclusive evidence thereof our assumption is supported by the contents of the February 2009 ANT Excerpt);

(xi)	that the Resolutions (a) correctly reflect the resolutions made by the Management Boards and the Shareholders Meetings in respect of the transactions contemplated by the Opinion Documents, (b) have been made with due observance of the respective Articles, and (c) have not been and will not be amended, revoked, or declared null and void;

(xii)	that the statements in the Resolutions are correct;

(xiii)	that each reference to senior subordinated notes due 2016 stated in each annex of the Board Resolutions should be read as senior subordinated notes due 2014;

(xiv)	that the date of the Guarantee (as defined in Schedule II) is 23 July 2008;

(xv)	that the Works Council Advice correctly reflects the advice rendered by the works council of Sensata Holland and that in obtaining such advice from the works council, all requirements under the Act on the works councils (Wet op de ondernemingsraden) have been observed;

(xvi)	that the Opinion Documents have been signed on behalf of the Company and the Guarantors by one or more persons authorised to represent the Company and the Guarantors;

(xvii)	that the Powers of Attorney are in full force and effect on the date of the Resolutions, the date of the Opinion Documents and the date hereof;

(xviii)	that each party to the Opinion Documents, other than the Company and the Guarantors, is validly existing under the laws under which it is purported to have been incorporated;

(xix)	that (a) each party to the Opinion Documents has all requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under, the Opinion Documents, and (b) the Opinion Documents have been duly authorised, executed, and delivered by or on behalf of the parties thereto other than the Company and the Guarantors;

(xx)	that, under the laws by which they are expressed to be governed (other than Dutch law), the Opinion Documents and the Senior Subordinated Notes, when duly executed, authenticated,

3/11

issued and delivered, will constitute the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms;

(xxi)	that the nominal value of the Senior Subordinated Notes and the Exchange Notes will, throughout the term of the Senior Subordinated Notes and the Exchange Notes, be at least EUR 50,000;

(xxii)	that each offer of the Senior Subordinated Notes and any and all invitations, offers, advertisements, publications and other documents in which the offer of the Senior Subordinated Notes is announced have been and will continue to be made in conformity with the provisions of the Opinion Documents and the Offering Memorandum, and in particular, in conformity with the selling restrictions set out therein in respect of Dutch law; and

(xxiii)	that the Company does not use knowledge of non-public, price sensitive information (voorwetenschap), within the meaning of section 5:53 paragraph 1 of the Act on Financial Supervision (Wet op het financieel toezicht) on the date of the execution of the Opinion Documents or on the date of the performance of its obligations thereunder.

Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to us in the course of our investigation and (b) the qualifications and limitations stated hereinafter, we are of the opinion that on the date hereof:

Duly authorised, executed and delivered

A.	The issue of the Senior Subordinated Notes has been duly authorised by all requisite corporate action on the part of the Company and the Senior Subordinated Notes, when duly signed, whether manually or in facsimile, on behalf of the Company by the Company Board or by a person duly authorised to sign pursuant to a valid power of attorney, and authenticated, issued and delivered in accordance with the Opinion Documents, will have been duly executed and delivered by the Company.

Choice of law

B.	The choice of the laws of the State of New York governing the Opinion Documents and the Senior Subordinated Notes, is valid and binding under Dutch law, except (i) to the extent that any term of the Opinion Documents and the Senior Subordinated Notes or any other provision of the internal laws of the State of New York applicable to the Opinion Documents and the Senior Subordinated Notes is manifestly incompatible with the public policy (ordre public) of the Netherlands and (ii) that a Dutch court may give effect to mandatory rules of Dutch law or of another jurisdiction, with which the situation has a close connection, if and insofar as, under Dutch law or that other jurisdiction, those rules must be applied irrespective of the chosen law.

Legal validity

C.	Subject to paragraph B. above, the Opinion Documents constitute and the Senior Subordinated Notes, when duly executed, authenticated, issued and delivered in accordance with the Opinion Documents, will constitute the legal, valid and binding obligations of each of the Company and the Guarantors enforceable against each of the Company and the Guarantors in accordance with their terms.

This opinion is subject to the following qualifications:

a.	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana),

4/11

reorganisation, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights (including but not limited to the laws that apply pursuant to the Insolvency Regulation).

b.	A Dutch court may have to decline jurisdiction if concurrent proceedings have been brought elsewhere. Dutch law provides that if proceedings, involving the same cause of action between the same parties, are brought before the courts of different states, any court other than the court first seized shall of its own motion decline jurisdiction in favour of that court, provided that the latter court has determined that it has jurisdiction.

c.	In the absence of an applicable convention between the United States and the Netherlands, a judgment rendered by a U.S. court will not be enforced by the courts of the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with section 431 of the Dutch Code on Civil Procedure. A Dutch court will, under current practice, generally grant the same judgment without a de novo analysis on the merits (i) if that judgment results from legal proceedings compatible with Dutch notions of due process, (ii) if that judgment does not contravene public policy (ordre public) of the Netherlands and (iii) if the jurisdiction of the U.S. court has been based on internationally accepted principles of private international law.

d.	The enforcement in the Netherlands of the Opinion Documents will be subject to the rules of civil procedure as applied by Dutch courts. Specific performance may not always be available under Dutch law.

e.	It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a foreign currency against property situated in the Netherlands by way of a foreclosure sale (executoriale verkoop), proceeds can be obtained in such foreign currency.

f.	Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the agent or a third party. However, a counterparty of the agent which has been granted an irrevocable power of attorney, may assume that this condition has been met, unless the contrary is evident to such a party.

g.	A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

h.	Any of the Company and the Guarantors may be appointed by the Dutch Central Bank (De Nederlandsche Bank) pursuant to the Regulation of February 4, 2003, issued by the Dutch Central Bank, implementing the reporting instructions under the Act on Financial Foreign Relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so appointed, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank.

i.	The validity of the Opinion Documents may be affected by the ultra vires provisions of Section 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realise the objects of such entity and the other parties to such transaction knew, or without independent investigation, should have known, that such objects and purposes have been exceeded. All circumstances relevant in determining corporate benefit should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity. As this is largely dependent on factual matters, we are not in a position to opine on the issue. However, given the fact that the granting of guarantees is expressly included in the objects clause in the respective articles of association (statuten) of the Guarantors and assuming that the Guarantors derive

5/11

sufficient benefit from the Opinion Documents it is unlikely that the above ultra vires provisions could be successfully invoked by any of the Guarantors.

j.	Any dealer, arranger, selling agent and/or other person providing investment services in the Netherlands within the meaning of section 2:96 of the AFS must either be licensed or exempt under the AFS.

k.	If a facsimile signature was used for the Senior Subordinated Notes, each signatory should have consented to such use of his or her signature and evidence of such consent may be required for the enforcement of the Senior Subordinated Notes in the Netherlands. If a Senior Subordinated Notes is executed by affixing thereto the facsimile signature of a person who no longer holds office on the actual issue date of the Senior Subordinated Notes, it may be necessary for the enforcement of the Senior Subordinated Notes in the Netherlands that the holder thereof presents both the Senior Subordinated Notes and evidence of the agreement of the Company to also be bound in such circumstances and evidence of the consent of the signatory.

We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands in the Netherlands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application or unless it concerns EU Regulations (Verordeningen) in effect in the Netherlands on the date hereof). In this opinion letter we express no opinion on tax law and on the business merits of the transaction contemplated by the Opinion Documents or on anti-trust law or on financial assistance rules.

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff N.V. only; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion letter may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations, warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion except as expressly confirmed herein.

This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents and the Senior Subordinated Notes relate, and may not be relied upon by any other person, firm, company, or institution without our prior written consent.

6/11

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

Loyens & Loeff N.V.

[ILLEGIBLE]	[ILLEGIBLE]

7/11

SCHEDULE I: OPINION ADDRESSEES

(1)	Sensata Technologies Holland, B.V.
Kolthofsingel 8
7602 EM Almelo
The Netherlands

(2)	Sensata Technologies Holding Company U.S., B.V.
Kolthofsingel 8
7602 EM Almelo
The Netherlands

(3)	Sensata Technologies Holding Company Mexico, B.V.
Kolthofsingel 8
7602 EM Almelo
The Netherlands

8/11

SCHEDULE II: OPINION DOCUMENTS

(1)	A placement agreement, dated 23 July 2008, entered into in connection with the issue of the Senior Subordinated Notes by and between the Company and the Guarantors and accepted by Morgan Stanley & Co. Incorporated, acting severally on behalf of themselves and the several placement agents named in Schedule I thereto (the “Placement Agreement”);

(2)	an indenture in relation to the issue of the Senior Subordinated Notes due 2014, dated 23 July 2008, by and between the Company, the Guarantors and the Bank of New York Mellon as Trustee (the “Indenture”);

(3)	a guarantee, dated 23 July 2008, by the Guarantors pursuant to which they each guarantee, fully and unconditionally, jointly and severally the obligations of the Company under the Senior Subordinated Notes and the Exchange Notes (the “Guarantee”) ; and

(4)	a senior notes registration rights agreement with respect to the Senior Subordinated Notes, dated 23 July 2008, by and between the Company, the Placement Agents named in Schedule I to the Placement Agreement and the Guarantors, pursuant to which the Company and the Guarantors have agreed to exchange the Senior Subordinated Notes for debt securities of the Company with terms substantially identical to the Senior Subordinated Notes (the “Senior Notes Registration Rights Agreement”).

9/11

SCHEDULE III: EXCERPTS, DEEDS OF INCORPORATION, ARTICLES AND RESOLUTIONS

(1)	A facsimile copy of an excerpt, dated 4 February 2009, of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 27165498 (the “Company Excerpt”);

(2)	a facsimile copy of an excerpt, dated 4 February 2009, of the registration of ANT Management (Netherlands) B.V. (formerly named Amaco Management Services B.V.) (“ANT”) in the Trade Register under number 33274430 (the “February 2009 ANT Excerpt”);

(3)	a facsimile copy of an excerpt, dated 17 September 2008, of the registration of ANT Management (Netherlands) B.V.) in the Trade Register under number 33274430 (the “September 2008 ANT Excerpt”);

(4)	a facsimile copy of an excerpt, dated 4 February 2009, of the registration of Sensata Technologies Holding Company US B.V. (“Sensata US”) in the Trade Register under number 34243605 (the “Sensata US Excerpt”);

(5)	a facsimile copy of an excerpt, dated 4 February 2009, of the registration of Sensata Technologies Holland B.V. (“Sensata Holland”) in the Trade Register under number 34243027 (the “Sensata Holland Excerpt”);

(6)	a facsimile copy of an excerpt, dated 4 February 2009, of the registration of Sensata Technologies Holding Company Mexico B.V. (“Sensata Mexico”) in the Trade Register under number 34243025 (the “Sensata Mexico Excerpt”);

(7)	a facsimile copy of the articles of association (statuten) of the Company, as they read after the execution of the deed of amendment of the articles of association of the Company, dated 4 July 2006 (the “Company Articles”);

(8)	a facsimile copy of the articles of association (statuten) of ANT, as they read after the execution of the deed of amendment of the articles of association of ANT, dated 13 June 2007 (the “June 2007 ANT Articles”);

(9)	a facsimile copy of the articles of association (statuten) of ANT, as they read after the execution of the deed of amendment of the articles of association of ANT, dated 1 January 2009 (the “January 2009 ANT Articles”);

(10)	a facsimile copy of the articles of association (statuten) of Sensata US, as they read after the execution of the deed of amendment of the articles of association of Sensata US, dated 4 July 2006 (the “Sensata US Articles”);

(11)	a facsimile copy of the articles of association (statuten) of Sensata Holland, as they read after the execution of the deed of amendment of the articles of association of Sensata Holland, dated 4 July 2006 (the “Sensata Holland Articles”);

(12)	a facsimile copy of the articles of association (statuten) of Sensata Mexico, as they read after the execution of the deed of amendment of the articles of association of Sensata Mexico, dated 4 July 2006 (the “Sensata Mexico Articles”);

10/11

(13)	an electronically transmitted copy of the resolution of the management board of the Company (the “Company Board”), dated 22 July 2008, resolving to enter into the transactions, and authorizing the entry into, the execution of and the performance of the Opinion Documents (the “Company Board Resolution”) and including a power of attorney to Jeff Cote and each member of the Company Board (the “Company Power of Attorney”);

(14)	an electronically transmitted copy of the resolution of the management board of Sensata US (the “Sensata US Board”), dated 22 July 2008, resolving to enter into the transactions, and authorizing the entry into, the execution of and the performance of the Opinion Documents (the “Sensata US Board Resolution”) and including a power of attorney to Jeff Cote and each member of the Sensata US Board (the “Sensata US Power of Attorney”);

(15)	an electronically transmitted copy of the resolution of the management board of Sensata Holland (the “Sensata Holland Board”), dated 22 July 2008, resolving to enter into the transactions, and authorizing the entry into, the execution of and the performance of the Opinion Documents (the “Sensata Holland Board Resolution”) and including a power of attorney to Jeff Cote and each member of the Sensata Holland Board (the “Sensata Holland Power of Attorney”);

(16)	an electronically transmitted copy of the resolution of the management board of Sensata Mexico (the “Sensata Mexico Board”), dated 22 July 2008, resolving to enter into the transactions, and authorizing the entry into, the execution of and the performance of the Opinion Documents (the “Sensata Mexico Board Resolution”) and including a power of attorney to Jeff Cote and each member of the Sensata Mexico Board (the “Sensata Mexico Power of Attorney”);

(17)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Company Shareholders Meeting”), dated 22 July 2008, inter alia approving the Company Board Resolution (the “Company Shareholders’ Resolution”);

(18)	an electronically transmitted copy of the resolution of the general meeting of shareholders of Sensata US (the “Sensata US Shareholders Meeting”), dated 22 July 2008, inter alia approving the Sensata US Board Resolution (the “Sensata US Shareholders’ Resolution”);

(19)	an electronically transmitted copy of the resolution of the general meeting of shareholders of Sensata Holland (the “Sensata Holland Shareholders Meeting”), dated 22 July 2008, inter alia approving the Sensata Holland Board Resolution (the “Sensata Holland Shareholders’ Resolution”);

(20)	an electronically transmitted copy of the resolution of the general meeting of shareholders of Sensata Mexico (the “Sensata Mexico Shareholders Meeting”), dated 22 July 2008, inter alia approving the Sensata Mexico Board Resolution (the “Sensata Mexico Shareholders’ Resolution”); and

(21)	an electronically transmitted copy of the advice of the works council (ondernemingsraad) of Sensata Holland, dated 22 July 2008 (the “Works Council Advice”).

11/11